Exhibit 4.18

Private & Confidential

CRETANSEA MARITIME CO.
as Guarantor

and

NML TRUSTEE LLC
as Security Trustee

Guarantee
in respect of the bareboat charter of
the 82,217 dwt Kamsarmax bulk carrier
OASEA

CONTENTS

Clause		Page

1	Definitions and Interpretation	1

2	Guarantee	2

3	Representations and Warranties	4

4	Undertakings	8

5	Payments, calculations and interest	11

6	Expenses	12

7	Currency Indemnity	12

8	Notices	12

9	Assignments	14

10	Miscellaneous	14

11	Law and Jurisdiction	14

THIS GUARANTEE is made on      31      March 2023

BETWEEN:

(1)
CRETANSEA MARITIME CO., a corporation organised and existing under the laws of the Republic of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Guarantor”); and

(2)
NML TRUSTEE LLC a limited liability company formed and existing under the laws of the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960 as  security trustee for the Creditor Parties (as such term is defined below) (the Security Trustee).

WHEREAS:

(A)
NML OASEA LLC (the “Lessor”) is the owner of the 82,217 dwt Kamsarmax bulk carrier vessel Oasea registered under the laws and flag of the Republic of the Marshall Islands with IMO No. 9376373, on the Delivery Date (the “Vessel”).

(B)
By a bareboat charterparty dated                 31 March               2023 made between the Lessor and Oasea Maritime Co. a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Lessee”), as the same may from time to time be amended, varied or supplemented (together the “Charter”), the Lessor has agreed to let and the Lessee has agreed to take the Vessel on bareboat charter upon the terms therein described.

(C)
By a security trust dated          31 March                      2023 made between inter alios, the Guarantor, the Lessor, the Lessee, NML Cretansea LLC, United Maritime Corporation, Seanergy Shipmanagement Corp. and the Security Trustee (“Security Trust Deed”), the Lessor has appointed the Security Trustee to hold the Secured Property (as defined in the Security Trust Deed) on trust for the benefit of the Creditor Parties, including the Lessor.

(D)
It is a condition precedent to, among others, the Lessor making or continuing to make the Vessel available to the Lessee pursuant to the terms of the Charter that the Guarantor shall execute and deliver to the Security Trustee this Guarantee.

NOW THIS GUARANTEE WITNESSES AND IT IS HEREBY AGREED

1	Definitions and Interpretation

1.1	Expressions defined in the Charter shall, unless the context otherwise requires, have the same meanings when used in this Guarantee.

1.2	In this Guarantee, unless there is something in the subject or context inconsistent therewith, the following expressions shall have the following meanings:

“Associated Charter” has the meaning given to such term in the Charter.

“Associated Lessee” has the meaning given to such term in the Charter.

“Associated Lessor” has the meaning given to such term in the Charter.

“Creditor Parties” means the Lessor, the Associated Lessor, the Security Trustee and each Creditor Party as such term is defined in the Charter and the Associated Charter.

“Outstanding Indebtedness” means the aggregate of all sums of money from time to time owing by the Lessee, the Associated Lessee, the Guarantor, any other Relevant Party or any of them to the Lessor, the Associated Lessor, the Security Trustee or any other Creditor Party or any of them, whether actually or contingently, present or future, under the Charter, the Associated Charter and the other Transaction Documents or any of them.

“Relevant Party” means each Relevant Party as that term is defined in each of the Charter and the Associated Charter.

“Security Period” means the period commencing on the date hereof and terminating on the date on which the Outstanding Indebtedness is irrevocably and unconditionally paid in full.

“Transaction Documents” has the meaning given to that term in the Security Trust Deed.

1.3	In this Guarantee:

(a)
clause headings are inserted for ease of reference only and shall not affect the construction of this Guarantee and unless otherwise specified, all references to Clauses and Schedules are to be construed as references to clauses and schedules of this Guarantee;

(b)	unless the context otherwise requires, words importing the plural include the singular and vice versa, and words importing a gender include every gender;

(c)
references to persons include any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(d)	references to assets include present and future properties, revenues and rights of every description;

(e)	references to any document are to be construed as references to such document as amended, novated, supplemented, extended or restated from time to time; and

(f)	references to any enactment include re-enactments, amendments and extensions thereof.

2	Guarantee

2.1	The Guarantor hereby irrevocably and unconditionally:

(a)
guarantees to the Security Trustee the due and punctual performance by each Relevant Party of all its obligations, duties and liabilities under or in connection with the Operative Documents to which it is a party, payment on the due date of all sums payable now or in the future to the Creditor Parties by each Relevant Party thereunder or in connection therewith (including, without limitation, any amount payable by way of liquidated and/or unliquidated damages for breach of any of the terms and conditions of the Operative Documents) when and as the same shall become due or as the case may be, liable, for the performance by each Relevant Party according to the terms of the Operative Documents to which it is a party;

(b)
undertakes with the Security Trustee that, if and whenever any Relevant Party does not pay any amount when due under or in connection with any Operative Document, it shall immediately on demand pay that amount as if it was the principal obligor (taking into account any taken grace period for such payment before it has become due as and if it may be applicable under the terms of the Operative Documents );

(c)
undertakes with the Security Trustee that if and whenever any Relevant Party shall be in default in the performance of any of its obligations whatsoever under or in connection with the Operative Documents to which it is a party, the Guarantor will perform such obligations on written demand; and

(d)
undertakes with the Security Trustee that if any obligation under an Operative Document is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify the Creditor Parties immediately on demand against any cost, loss or liability it incurs as a result of any Relevant Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2.1 if the amount claimed had been recoverable on the basis of this Guarantee.

2.2	It is declared and agreed that:

(a)
this Guarantee shall be held by the Security Trustee as a continuing security and shall not be satisfied by any intermediate payment or satisfaction of any part of the moneys and liabilities hereby guaranteed;

(b)	the security so created shall be in addition to and shall not in any way be prejudiced or affected by any other security given in respect of the Operative Documents;

(c)
the Security Trustee shall not be bound to enforce the Operative Documents provided it must serve a written demand on the Lessee and the Associated Lessee for payment under the Charter and the Associated Charter, respectively, before enforcing its rights under this Guarantee;

(d)
no delay or omission on the part of the Security Trustee in exercising any right, power or remedy under this Guarantee shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy.  The rights powers and remedies provided in this Guarantee are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Security Trustee may deem expedient; and

(e)
any waiver by the Security Trustee of any terms of this Guarantee or any consent given by the Security Trustee under this Guarantee shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

2.3
Any settlement or discharge under this Guarantee between the Security Trustee and the Guarantor shall be conditional upon no security or payment to the Security Trustee by any Relevant Party or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force, and if such condition is not satisfied, the Security Trustee shall be entitled to recover from the Guarantor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

2.4
The obligations of the Guarantor under this Guarantee shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations hereunder in whole or in part, including without limitation, and whether or not known to or discoverable by the Guarantor, the Lessee any other Relevant Party, the Lessor, the Security Trustee, any other Creditor Party or any other person:

(a)	any time or waiver granted to or composition with any Relevant Party or any other person; or

(b)	the release of any Relevant Party or any other person under the terms of any composition or arrangement with any creditor of any Relevant Party; or

(c)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against any Relevant Party or any other person; or

(d)	any legal limitation, disability, incapacity or other circumstances relating to any Relevant Party or any other person; or

(e)
any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Operative Document or any other document or security; or

(f)	the dissolution, liquidation, amalgamation, reconstruction, reorganisation or similar proceedings of any Relevant Party or any other person; or

(g)	the unenforceability or invalidity of any obligations of any Relevant Party or any other person under the Operative Documents or any other document or security.

2.5
Until all amounts which may be or become payable by any Relevant Party under or in connection with the Operative Documents have been irrevocably paid in full, the Guarantor will not, without the prior written consent of the Security Trustee, exercise any rights which it may have by reason of performance by it of its obligations under the Operative Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

(a)	to be indemnified by any Relevant Party;

(b)	to claim any contribution from any other guarantor of obligations of any Relevant Party under the Operative Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Operative Documents or of any other guarantee or security taken pursuant to, or in connection with, the Operative Documents by the Creditor Parties;

(d)
to bring legal or other proceedings for an order requiring any Relevant Party to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 2.1;

(e)	to exercise any right of set-off against any Relevant Party; and

(f)	to claim or prove as a creditor of any Relevant Party in competition with any Creditor Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Creditor Parties by any Relevant Party under or in connection with the Operative Documents to be repaid in full on trust for the Creditor Parties and shall promptly pay or transfer the same to the Security Trustee or as the Security Trustee may direct.

2.6
Until all moneys and liabilities hereby guaranteed have been unconditionally and irrevocably paid in full to the satisfaction of the Security Trustee and, for this purpose, the Security Trustee may keep in a separate account for as long as it may think fit, any moneys received, recovered or realised under this Guarantee or under any other guarantee, security or agreement relating in whole or in part to the moneys and liabilities hereby guaranteed without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

2.7
The Guarantor waives any right it may have of first requiring the Security Trustee or any other Creditor Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of any document to the contrary.

3	Representations and Warranties

3.1	The Guarantor hereby represents and warrants to the Security Trustee as at the date of this Guarantee that:

(a)	Status

(i)	it is a corporation, duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands; and

(ii)	it has the power and authority to own its assets and carry on its business as it is now being conducted.

(b)	Binding obligations

the obligations expressed to be assumed by it in each Operative Document to which it is a party are legal, valid, binding and enforceable in accordance with their terms;

(c)	Non-conflict with other obligations

the entry into and performance by it of, and the transactions contemplated by, the Operative Documents to which it is a party do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets,

nor constitute a default or termination event (however described) under any such agreement or instrument, or (except as provided in any Operative Document to which it is a party or in a case of a Permitted Lien) result in the existence of, or oblige it to create, any Lien over any of its assets;

(d)	Power and authority

(i)
it has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, the Operative Documents to which it is a party and the transactions contemplated by those documents and to create the Liens expressed to be created by the Security Documents to which it is or will be a party; and

(ii)
no limitation on its powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Operative Document to which it is, or is to be, a party;

(e)	Validity and admissibility in evidence

all Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in, the Operative Documents to which it is a party;

(ii)	to make the Operative Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

(iii)	for it to carry on its business; and

(iv)	to enable it to create the Liens to be created by it under any Operative Document to which it is a party and to ensure that such Lien has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect;

(f)	Governing law and enforcement

(i)	the choice of English law as the governing law of the Operative Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation; and

(ii)	any judgment or arbitration award obtained in England in relation to an Operative Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation;

(g)	Place of business

(i)	it has not established a place of business in England; and

(ii)
its centre of main interest (as that term is used in Article 3(1) for the purposes of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation)) is situated in Greece and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

(h)	No misleading information

(i)
all information provided by it for the purposes of any Operative Document to which it is a party was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(ii)
any financial projections provided by it or on its behalf and delivered to the Security Trustee in connection with this Guarantee or any other Operative Document have been prepared on the basis of recent historical information and on the basis of reasonable assumptions; and

(iii)
nothing has occurred or been omitted from the information so provided and no information has been given by it or withheld that results in any such information provided by it or on its behalf being untrue or misleading in any material respect;

(i)	Pari passu ranking

(i)
each Operative Document to which it is a party creates (or, once entered into, will create) in favour of the Security Trustee the security which it is expressed to create with the ranking and priority it is expressed to have; and

(ii)
without limiting paragraph (i) above, its payment obligations under each Operative Document to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(j)	No insolvency

no insolvency proceeding or creditors’ process described in clause 63.11 (Insolvency proceedings) of the Charter has been taken or threatened in relation to it and no petition for the opening of such proceedings has been presented;

(k)	Deduction of Tax

it is not required under the law it is incorporated to make any Tax Deduction from any payment it may make under any Operative Document to which it is a party;

(l)	No filing or stamp taxes

under the law of its jurisdiction of incorporation, it is not necessary that any of the Operative Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid in that jurisdiction on or in relation to any of the Operative Documents to which it is a party or the transactions contemplated by any of the Operative Documents to which it is a party;

(m)	No Potential Termination Event

(i)
No Potential Termination Event or Termination Event is continuing or might reasonably be expected to result from the entry into or performance of, or the transactions contemplated by, the Operative Documents to which it is a party; and

(ii)
no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which would have a Material Adverse Effect;

(n)	No proceedings pending or threatened

no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any Environmental Claims) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have  been started or threatened against it;

(o)	Authorised signatures

any person specified as its authorised signatory in documents delivered to the Lessee under schedule 1 (Conditions precedent) of the Charter is authorised to sign all documents and notices on its behalf;

(p)	No immunity

it and its assets are not entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (including suit, attachment prior to judgment, execution or other enforcement);

(q)	Environmental Authorisations

all records, reports, returns, registrations and information necessary for compliance with any Environmental Law or any Environmental Authorisations have been made or given to the relevant competent authority in accordance with the requirements thereof;

(r)	Environmental provisions

(i)	all applicable Environmental Laws and Environmental Authorisations relating to the Vessel and her operation and management have been complied with;

(ii)	no Environmental Claim has been made or threatened against the Lessee or any Manager in connection with the Vessel; and

(iii)	no Environmental Incident has occurred;

(s)	Liens

the Vessel will be free from all Liens at Delivery;

(t)	Vessel condition

at Delivery, the Vessel will comply with all requirements of the Charter including, without limitation, in respect of its condition, insurance, class and employment;

(u)	Tax compliance

it has complied in all material respects with all Tax laws and regulations applicable to it and its business; and

(v)	Disclosure of material facts

it is not aware of any material facts or circumstances which have not been disclosed to the Security Trustee and which might, if disclosed, have adversely affected the decision of a person considering whether or not to acquire the Vessel from the Lessee and to charter it back to the Lessee.

3.2
Each of the representations and warranties set out in Clause 3.1 are deemed to be made by the Guarantor by reference to the facts and circumstances then existing on the Delivery Date and on each Payment Date.

4	Undertakings

The undertakings in this Clause 4 shall remain in force from the date of this Guarantee until the end of the Security Period.

4.1	Status

The Guarantor shall maintain its corporate existence under the laws of the Republic of the Marshall Islands.

4.2	Authorisations

The Guarantor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Security Trustee of,

any Authorisation required under any law or regulation to enable it to perform its obligations under any Operative Document to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Operative Document to which it is subject or to ensure that each of the Liens created under the Security Documents to which it is a party has the priority and ranking contemplated by them.

4.3	Compliance with laws

The Guarantor shall (and shall ensure that each other Group Member will comply in all material respects with all laws (including Environmental Laws) to which it may be subject.

4.4	Performance of obligations

The Guarantor shall comply with all its obligations under any Operative Document to which it is a party.

4.5	Pari passu

The Guarantor shall ensure that its liabilities under any Operative Document to which it is a party rank at least pari passu with all its other unsecured liabilities except where such liabilities are mandatorily preferred by laws of general application to companies.

4.6	Notification of default

The Guarantor shall notify the Security Trustee as soon as it becomes aware of:

(a)	the occurrence of any Potential Termination Event or any Termination Event; or

(b)	any matter which indicates that any Potential Termination Event or any Termination Event may have occurred,

and, in each case, shall keep the Security Trustee fully informed of all developments.

4.7	Notification of litigation

It shall provide the Security Trustee with details of any Environmental Claim, any legal or administrative proceedings involving it, the Vessel or any Operative Document to which it is a party as soon as it becomes aware that such action has been instituted or it becomes apparent to the Security Trustee that it is likely to be instituted and such action is likely to have a Material Adverse Effect on the ability of it to perform its obligations under any Operative Document to which it is a party.

4.8	Provision of information

It shall provide, or procure that there is provided, to the Security Trustee promptly, such information regarding compliance by it with the terms of any Operative Document to which it is a party, or with respect to the Vessel, as the Security Trustee may from time to time reasonably request.

4.9	Change of business

The Guarantor shall ensure that no substantial change is made to the general nature of its business from that carried on at the date of the Charter without the prior written consent of the Lessor.

4.10	Cancellation, termination and amendment of documents

Except with the prior written consent of the Lessor, the Guarantor shall not cancel, terminate or amend or permit to be cancelled, terminated or amended any Operative Document to which it is a party.

4.11	Taxes

The Guarantor shall:

(a)	file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or otherwise is subject to Taxation;

(b)
pay all Taxes shown to be due and payable on such returns or any assessments made against it, except to the extent these are contested in good faith and by appropriate means where such payment may be lawfully withheld and for which adequate reserves have been established by the Guarantor taking into account the amount of Taxes payable;

(c)
except as approved by the Security Trustee, maintain its residence for Tax purposes in the jurisdiction in which it is currently resident for Tax purposes and ensure that it is not resident for Tax purposes in any other jurisdiction; and

(d)
promptly upon becoming aware of the same notify the Security Trustee of the imposition or the proposed levy of any taxes (by withholding or otherwise) on any payment to be made by the Guarantor under any Operative Document to which it is a party.

4.12	Sanctions, anti-corruption law and anti-bribery law

(a)	The Guarantor undertakes that it, and shall procure that each Group Member and each Relevant Party will (in the case of a Third Party Manager on a best efforts basis), comply with all Sanctions.

(b)
The Guarantor shall not become a Restricted Person or act on behalf of, or as an agent of, a Restricted Person. The Guarantor shall procure that no other Group Member and no Relevant Party shall (in the case of a Third Party Manager on a best efforts basis), become a Restricted Person or act on behalf of, or as an agent of, a Restricted Person.

(c)	The Guarantor shall procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account of any Creditor Party or any Affiliate of any Creditor Party.

(d)
The Guarantor shall, and it shall procure that each Group Member and each Relevant Party will (in the case of a Third Party Manager on a best efforts basis), promptly upon becoming aware of them supply to the Security Trustee details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

(e)
The Guarantor shall not, and it shall procure that no Group Member nor any Relevant Party will (in the case of a Third Party Manager on a best efforts basis), use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Creditor Parties or any of them.

(f)
The Guarantor shall not, and it shall procure that no other Group Member nor any Relevant Party shall (in the case of a Third Party Manager on a best efforts basis), directly or indirectly, use, lend, contribute or otherwise make available any proceeds of the Purchase Price or other transaction contemplated by this Charter or the Memorandum of Agreement for the purpose of financing any trade, business or other activities with any Restricted Person.

(g)
The Guarantor shall, and shall procure that each Relevant Party (using all reasonable endeavours to procure the respective officers and/or directors, of the relevant entity to do the same) shall, (A) comply with all Anti-Money Laundering Laws; (B) maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with Anti-Money Laundering Laws; and (C) in respect of the Lessee, procure that it shall not use, or permit or authorize any person not to directly or indirectly use, the Purchase Price for any purpose that would breach any Anti-Money Laundering Laws;

(h)
The Guarantor shall procure that the Lessee shall not lend, invest, contribute or otherwise make available the Purchase Price to or for any other person in a manner which would result in a violation of Anti-Money Laundering Laws.

(i)
The Guarantor shall promptly notify the Security Trustee of any non-compliance by any Relevant Party (in the case of a Third party Manager on a best effort basis), or its respective officers, directors, with all laws and regulations relating to Anti-Money Laundering Laws as well as provide all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws.

4.13	Information: miscellaneous

The Guarantor shall promptly supply to the Security Trustee:

(a)	at the same time as they are dispatched, copies of all material documents dispatched by it to its shareholders generally (or any class of them) or its creditors generally (or any class of them);

(b)	such information regarding the employment status and operating status of the Vessel as the Security Trustee may reasonably request;

(c)	such further information regarding the financial condition, business and operations of the Lessee and/or the financial condition of the Guarantor, as the Security Trustee may reasonably request;

(d)	such further information and records relating to the Vessel and/or the Associated Vessel and/or the Lessee as the Security Trustee may reasonably request;

(e)
any notice being received from any competent authority amending, terminating or suspending or threatening to amend, terminate or suspend any Authorisation where such action (or implementing the result thereof) constitutes a Material Adverse Effect; and

(f)	upon becoming aware of them, details of any circumstances which may lead to:

(i)	any Authorisation not being obtained or effected or not remaining in full force and effect (other than in accordance with its terms); or

(ii)	any Authorisation not being obtained, renewed or effected when required,

where failure to obtain and/or maintain the same would constitute a Material Adverse Effect.

5	Payments, calculations and interest

5.1	All payments to be made by the Guarantor to the Security Trustee under this Guarantee shall be made:

(a)	in full, without any set-off or counterclaim and, subject as provided in Clause 48.1 (Withholding Taxes) of the Charter, free and clear of any deductions or withholdings; and

(b)
in Dollars, in same day funds before 11:00 a.m. (London time) on the due date for payment, to the Payment Account or such other account as the Security Trustee may notify the Guarantor in writing at least five (5) Business Days before the due date for payment.

5.2
Any payment which is due to be made under this Guarantee on a day which is not a Business Day shall be made on the next Business Day, unless such Business Day falls in the next calendar month or after the Expiry Date, in which case the due date shall be the preceding Business Day.

5.3
Without prejudice to the other rights and remedies of the Security Trustee hereunder, if any amount due and payable by the Guarantor hereunder is not received by the Security Trustee on the due date for payment thereof in the manner herein stipulated, the Guarantor shall pay interest on the same for the period starting on (and including) the due date for payment thereof and ending on (but excluding) the date on which the same is received or recovered by the Security Trustee in full (after as well as before judgment) at the rate(s) from time to time determined under this Clause 5.3. The period between the due date for payment of any sum due and payable hereunder or thereunder and the date upon which the obligation to pay such sum is discharged shall be divided into successive periods, the duration of which shall be selected by the Security Trustee. During each such period (as well after as before judgment) the outstanding balance of the unpaid sum shall bear interest which shall accrue from day to day and on the basis of actual days elapsed and shall be calculated at a rate per annum which is equal to the Default Rate calculated on the basis of a year of three hundred and sixty (360) days and actual days elapsed. Any such interest shall be due and payable when the relevant unpaid sum is paid or, if earlier, at the end of each period by reference to which it is calculated.

6	Expenses

The Guarantor shall pay to (and indemnify) the Security Trustee on demand all costs, fees and expenses including, but not limited to, legal fees and expenses and taxes thereon incurred by the Security Trustee in connection with the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Guarantee.

7	Currency Indemnity

7.1
If any sum due from the Guarantor under any Operative Document to which it is a party (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Guarantor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall indemnify the Security Trustee, on an After Tax Basis, against all Losses arising out of, or as a result of, the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the relevant Indemnitee at the time of its receipt of that Sum.

7.2
The Guarantor waives any right it may have in any jurisdiction to pay any amount under any relevant Operative Document to which it is a party in a currency or currency unit other than that in which it is expressed to be payable

8	Notices

8.1	Communications in writing

Any communication to be made under or in connection with this Guarantee shall be made in writing and, unless otherwise stated, may be made by letter or (under Clause 8.4 (Electronic communication)) email.

8.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of the Guarantor and the Security Trustee for any communication or document to be made or delivered under or in connection with this Guarantee are as follows:

(a)	If to the Guarantor at:

c/o 154 Vouliagmenis Avenue
166 74 Glyfada
Greece
Attention: Legal Department & CFO
Tel:
Email:

(b)	If to the Security Trustee at:

8 Akadimias Street
10671 Athens
Greece

Attn:
Email:

or to any substitute address, email address or department or officer as the relevant party may notify to the other party by not less than 5 Business Days’ prior notice in writing

8.3	Delivery

Any communication or document made or delivered by one party to this Guarantee to the other party under or in connection with this Guarantee will only be effective:

(a)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(b)	if by way of email, if it complies with the rules under Clause 8.4 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 8.2 (Addresses), if addressed to that department or officer.

8.4	Electronic communication

(a)
Any communication to be made between the parties to this Guarantee under or in connection with this Guarantee may be made by electronic mail or other electronic means, and the parties to this Guarantee hereby agree:

(i)	that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	to notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	to notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made by one party to this Guarantee to the other party will be effective when it is sent by the sender party unless the sender party receives a message indicating failed delivery.

(c)
A party to this Guarantee shall notify the other party promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours).  Until that party has notified the other party that the failure has been remedied, all notices between the parties to this Guarantee shall be sent by letter in accordance with this Clause 8.

8.5	English language

(a)	Any notice given under or in connection with this Guarantee must be in English.

(b)	All other documents provided under or in connection with this Guarantee must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Security Trustee accompanied by a certified by an attorney-at-law English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

9	Assignments

This Guarantee shall be binding upon and inure to the benefit of the Security Trustee and the Guarantor and their respective successors and permitted assigns and references in this Guarantee to either of them shall be construed accordingly. The parties hereto acknowledge that the benefit of this Guarantee (including any rights of the Security Trustee exercisable under or in connection with this Guarantee) may be assigned or transferred in accordance with clause 70 (Assignment) of the Charter or, as the case may be, clause 6 of the Security Trust Deed.

10	Miscellaneous

10.1	Time shall be of the essence of this Guarantee.

10.2
If at any time anyone or more of the provisions in this Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not be in any way affected or impaired thereby.

10.3
The obligations of the Guarantor under this Guarantee shall remain in full force and effect until the Security Trustee shall have received all amounts due or to become due to it hereunder in accordance with the terms hereof, following which the Security Trustee shall, at the written request and cost of the Guarantor, execute and deliver promptly to the Guarantor a discharge of this Guarantee. Without prejudice to the foregoing, the obligations of the Guarantor under Clauses 2.3, 5.3, 6 (Expenses) and 7 (Currency Indemnity) shall survive the termination of the Charter.

10.4
If the Security Trustee considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Guarantor under this Guarantee will continue and such amount will not be considered to have been irrevocably discharged.

11	Law and Jurisdiction

11.1	Law

This Guarantee, and all non-contractual obligations arising from or in connection with this Guarantee, are governed by English law.

11.2	Jurisdiction of English courts

(a)
Subject to paragraph (c) below, the courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including any dispute relating to any non-contractual obligation arising from or in connection with this Guarantee and any dispute regarding the existence, validity or termination of this Guarantee) (a “Dispute”).

(b)
The parties to this Guarantee agree that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and accordingly no party to this Guarantee will argue to the contrary.

(c)
This Clause 11.2 is for the benefit of the Security Trustee only.  As a result, the Security Trustee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Trustee may take concurrent proceedings in any number of jurisdictions.

11.3	Appointment of process agent

The Guarantor agrees that the documents which start any proceedings in relation to this Guarantee, and any other documents required to be served in connection with those proceedings, may be served on it by being delivered to Shoreside Agents Ltd presently at 5 St Helen’s Place, London EC3A 6AB, England (Attn: Andrew Johnson, T: +44 (0)20 3771 8869, M: + 44 (0) 7591 440086, F: +44 (0)20 3771 8870), or to such other address in England as the Guarantor may specify by notice in writing to the Security Trustee. Nothing in this Clause 11.3 shall affect the right of the Security Trustee to serve process in any other manner permitted by law. This Clause 11.3 applies to proceedings in England and proceedings elsewhere.

11.4	Waiver of immunities

To the extent that either party to this Guarantee has acquired or may, after the date of this Guarantee, acquire any immunity, with respect to itself and its revenues and assets (irrespective of their use or intended use), on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)
execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings), that party irrevocably waives, to the extent permitted by applicable law, such immunity in respect of its obligations under this Guarantee.

IN WITNESS WHEREOF this Guarantee has been executed as a deed by each party to this Guarantee and is intended to be and is hereby delivered by it as a deed on the date specified above.

SIGNATURE PAGES

GUARANTOR

EXECUTED as a DEED		)
by Stavros Gyftakis		)	/s/ Stavros Gyftakis
for and on behalf of		)
CRETANSEA MARITIME CO.		)
as attorney-in-fact		)

Witnessed by

/s/ Maria Moschopoulou

Name:	Maria Moschopoulou
Title:	Attorney-in-fact
Address: 154 Vouliagmenis Avenue 16674
Glyfada, Athens Greece

SECURITY TRUSTEE

EXECUTED as a DEED		)
by		)	/s/ Athanasios Voudris
for and on behalf of		)
NML TRUSTEE LLC		)
as attorney-in-fact		)

Witnessed by

/s/ Elias Deftereos

Name: Elias Deftereos
Title:
Address: Athens, Greece